Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
XM SATELLITE RADIO INC.
WITH AND INTO
SIRIUS XM RADIO INC.
(Pursuant to Section 253 of the
General Corporation Law of the State of Delaware)
January 12, 2011
          Sirius XM Radio Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of XM Satellite Radio Inc., a Delaware corporation (“XMSR”), with and into the Company, with the Company remaining as the surviving corporation:
          FIRST: The Company and XMSR are incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
          SECOND: The Company owns all of the outstanding shares of capital stock of XMSR, which capital stock consists only of common stock, par value $0.10 per share, of XMSR.
          THIRD: The Board of Directors of the Company (the “Board”), by the following resolutions duly adopted on December 7, 2010, determined to merge XMSR with and into the Company pursuant to Section 253 of the DGCL:
               RESOLVED, that the Board deems it advisable and in the best interest of the Company and its stockholders that XM Satellite Radio Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“XMSR”), be merged with and into the Company pursuant to and in accordance with Section 253 of the DGCL (the “Merger”), with the Company continuing its corporate existence as the surviving corporation (the “Surviving Company”) of the Merger, such merger to have the effects provided for in Section 253 and Section 259 of the DGCL; and
               RESOLVED, that in accordance with Section 103(d) and Section 253 of the DGCL, the Merger shall become effective at the time of filing of a Certificate of Ownership and Merger for the purpose of effecting the Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as shall be specified and set forth therein (the “Effective Time”); and
               RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Surviving Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and
               RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of the Convertible Perpetual Preferred Stock, Series B-1 (“Series B-1 Preferred Stock”) of the Company shall remain unchanged and continue to remain outstanding as one share of Series B-1 Preferred Stock of the Surviving Company, having the powers, rights and privileges provided for in the Certificate of Designation of the Company with respect to the Series B-1 Preferred Stock (which Certificate of Designation is a part of the certificate of incorporation of the Company and shall remain in effect as a part of the certificate of incorporation of the Surviving Company) and as otherwise provided for under the DGCL, and held by the person who was the holder of such share of Series B-1 Preferred Stock of the Company immediately prior to the Merger; and

               RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of XMSR shall be canceled and no consideration shall be issued in respect thereof; and
               RESOLVED, that the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall continue in full force and effect as the certificate of incorporation and bylaws of the Surviving Company; and
               RESOLVED, that the directors and officers of the Company as they exist at the Effective Time shall continue as the directors and officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified; and
               RESOLVED, that the Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Merger is hereby approved and adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and that any action that is necessary to effect such tax treatment be, and hereby is, authorized and approved; and
               RESOLVED, that any officer of the Company be, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and on behalf of the Company, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the foregoing resolutions relating to the Merger; and
          FOURTH: The Merger shall become effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer as of the date first written above.

SIRIUS XM RADIO INC.
By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary